Exhibit 99.1

Synacor Reports Record Fourth Quarter and Fiscal 2011 Results

•	Quarterly revenue of $28.9 million, an increase of 59% year-over-year

•	Annual revenue of $91.1 million, an increase of 37% year-over-year

•	Quarterly adjusted EBITDA of $2.7 million vs. $0.5 million in prior year

•	Annual adjusted EBITDA of $7.6 million vs. $0.0 million in prior year

Buffalo, NY (GLOBE NEWSWIRE – March 12, 2012) – Synacor, Inc. (NASDAQ: SYNC), provider of the leading technology platform enabling cable, satellite, telecom and consumer electronics companies to authenticate their consumers and deliver digital entertainment, TV Everywhere, and online services, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2011.

“We are proud of Synacor’s outstanding performance and growth in 2011, as highlighted by our key operating and financial metrics,” said Ron Frankel, Synacor CEO. “We experienced record numbers of search queries, advertising impressions, and unique visitors. This engagement produced record revenue and adjusted EBITDA for the fourth quarter and the year. Our success, accompanied with our rapid growth, demonstrates the strength of Synacor’s business model and platform. Simply put, we had a great year in 2011.”

Fiscal Q4, 2011 Financial Results

Total Revenue: For the fourth quarter of 2011, total revenue was $28.9 million, a 59% increase over $18.2 million in the fourth quarter of 2010. Search and display advertising revenue was $24.0 million, a 75% increase compared to $13.8 million in 2010. The growth was a result of increased search queries and advertising impressions. Subscription-based revenue was $4.9 million, an 11% increase compared to $4.4 million in 2010.

Net Income: For the fourth quarter of 2011, net income was $7.7 million. Net income included a $6.1 million income tax benefit for the reduction of our deferred tax asset valuation allowance. Excluding this $6.1 million benefit, net income was $1.7 million, compared to a net loss of $0.4 million in the fourth quarter of 2010. Diluted earnings per share, or EPS, was $0.34. Excluding the income tax benefit, diluted EPS was $0.07, compared to a net loss per diluted share of $0.02 in the fourth quarter of 2010. The diluted EPS calculation for the fourth quarter of 2011 is based on 23.0 million weighted average fully diluted common shares outstanding. The diluted EPS calculation for the fourth quarter of 2010 is based on pro forma weighted average fully diluted common shares outstanding of 19.3 million.

Adjusted EBITDA: For the fourth quarter of 2011, adjusted EBITDA was $2.7 million, or 9% of revenue, compared to $0.5 million, or 3% of revenue, in the fourth quarter of 2010.

Key Business Metrics: Search queries grew 93% to 245 million in the fourth quarter of 2011, compared to 127 million in the fourth quarter of 2010. Advertising impressions grew 64% to 8.3 billion, compared to 5.1 billion in 2010. For the fourth quarter, Synacor averaged 18.7 million monthly unique visitors, which was an increase of 157%, compared to 7.3 million in 2010.

Fiscal 2011 Financial Results

Total Revenue: For fiscal 2011, total revenue was $91.1 million, a 37% increase compared to $66.2 million in 2010. Search and display advertising revenue was $72.1 million, a 57% increase compared to $45.9 million in 2010. The increase was a result of increased search queries and advertising impressions. Subscription-based revenue was $19.0 million, a 7% decrease compared to $20.4 million in 2010.

Net Income: For fiscal 2011, net income was $9.9 million. Net income included a $6.1 million income tax benefit for the reduction of our deferred tax asset valuation allowance in the fourth quarter of 2011. Excluding this $6.1 million benefit, net income was $3.8 million, compared to a net loss of $3.6 million in fiscal 2010. Diluted EPS was $0.45. Excluding the income tax benefit, diluted EPS was $0.18, compared to a net loss per diluted share of $0.19 in fiscal 2010. The diluted EPS calculation for fiscal 2011 is based on 22.0 million weighted average fully diluted common shares outstanding. The diluted EPS calculation for 2010 is based on pro forma weighted average fully diluted common shares outstanding of 19.3 million.

Adjusted EBITDA: For fiscal 2011, adjusted EBITDA was $7.6 million, or 8% of revenue, compared to $0.0 million in the prior year.

Cash: Synacor ended 2011 with $10.9 million in cash and cash equivalents, compared to $5.4 million at the end of 2010. The company generated approximately $8.7 million in cash from operating activities, compared to negative cash flows from operating activities of $1.3 million in 2010.

Key Business Metrics: Search queries grew 65% to 749 million in 2011, compared to 454 million in 2010. Advertising impressions grew 47% to 27.7 billion, compared to 18.8 billion in 2010. Synacor averaged 14.6 million monthly unique visitors in 2011, which was an increase of 78% compared to 8.2 million in 2010.

“In 2011, Synacor achieved operational excellence demonstrated by record financial performance in revenue and adjusted EBITDA,” said Bill Stuart, Synacor CFO. “In 2012, Synacor will continue to build upon the foundation we have established.”

Business Outlook

Based on information available as of March 12, 2012, the company is providing financial guidance for the first quarter and fiscal 2012 as follows:

•

Q1, 2012 Guidance: Revenue for the first quarter of 2012 is projected to be in the range of $29.0 million to $29.5 million. For the first quarter of 2012, the company expects to report adjusted EBITDA of $2.5 million to $2.7 million.

•

Fiscal 2012 Guidance: Revenue for the full year of 2012 is projected to be in the range of $121.0 million to $124.0 million. For the full year of 2012, the company expects to report adjusted EBITDA of $12.0 million to $13.0 million.

Conference Call Details

Synacor will host a conference call today at 5 p.m. ET to discuss the fourth quarter and fiscal 2011 financial results with the investment community. The live webcast of Synacor’s earnings conference call can be accessed at http://investor.synacor.com/events.cfm or by clicking here. To participate, please login approximately ten minutes prior to the webcast. A live domestic dial-in is available at (877) 344-3935. Following the conference call, a webcast replay will be available on Synacor’s website, and a call replay will be available at (855) 859-2056 or (404) 537-3406, using conference ID 57233357. This replay will be available until March 20, 2012.

About Synacor

Synacor’s customer-branded platform enables cable, satellite, telecom and consumer electronics companies to deliver TV Everywhere, digital entertainment, services and apps to their end-consumers, strengthening those relationships while monetizing the engagement. Synacor is headquartered in Buffalo, NY. For more information, visit synacor.com. Integrate. Authenticate. Engage.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

For a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor’s expected financial performance (including, without limitation, statements and information in the Business Outlook section and the quotation from management), as well as Synacor’s strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies; the loss of a significant customer; expectations regarding consumer taste and user adoption of applications and solutions; general economic conditions; expectations regarding the company’s ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and display advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims; and the price volatility of our common stock.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s prospectus filed with the SEC on February 9, 2012, and additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2011. These documents are available on the SEC Filings section of the Investor Information section of the company’s website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of March 12, 2012, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

Steven Vineyard, Director of Finance

ir@synacor.com

716-362-3335

Press Contact:

Meredith Roth, VP, Corporate Communications

mroth@synacor.com

646-380-5141

The Synacor logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=11609

Synacor, Inc.

Condensed Balance Sheets

As of December 31, 2010 and 2011

(In thousands)

(Unaudited)

	2010	2011
Assets
Current assets:
Cash and cash equivalents	$5,412	$10,925
Accounts receivable, net	9,654	14,336
Deferred income taxes	—	310
Prepaid expenses and other current assets	1,536	1,811

Total current assets	16,602	27,382
Property and equipment, net	7,110	8,301
Deferred income taxes, non-current	—	5,773
Other long-term assets	615	1,926

Total Assets	$24,327	$43,382

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,612	$12,498
Accrued expenses and other current liabilities	3,272	5,492
Current portion of bank financing	500	250
Current portion of capital lease obligations	1,478	1,593

Total current liabilities	12,862	19,833
Long-term portion of bank financing	250	—
Long-term portion of capital lease obligation	953	2,098
Other long-term liabilities	106	71

Total Liabilities	14,171	22,002

Stockholders’ Equity:
Common stock	19	31
Preferred stock	28,432	28,432
Treasury stock	(569)	(569)
Additional paid-in capital	44,359	45,639
Accumulated deficit	(62,085)	(52,153)

Total stockholders’ equity	10,156	21,380

Total liabilities and stockholders’ equity	$24,327	$43,382

Synacor, Inc.

Condensed Statements of Operations

(In thousands except per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2010	2011	2010	2011
Revenue	$18,191	$28,945	$66,232	$91,060
Costs and operating expenses:
Cost of revenue (1)	9,796	15,789	36,703	48,661
Research and development (1)(2)	4,784	5,958	18,494	20,228
Sales and marketing (2)	1,614	2,771	6,211	8,582
General and administrative (1)(2)	1,715	1,992	5,656	6,879
Depreciation	622	717	2,506	2,667

Total costs and operating expenses	18,531	27,227	69,570	87,017

Income (loss) from operations	(340)	1,718	(3,338)	4,043

Other income (expense)	15	1	(2)	(17)
Interest expense	(51)	(45)	(240)	(109)

Income (loss) before income taxes	(376)	1,674	(3,580)	3,917
Provision (benefit) for income taxes	(7)	(6,070)	11	(6,015)

Net income (loss)	(369)	7,744	(3,591)	9,932

Undistributed earnings allocated to preferred stockholders	—	(6,692)	—	(8,583)

Net income (loss) attributable to common stockholders	$(369)	$1,052	$(3,591)	$1,349

Net income (loss) per share attributable to common stockholders:

Basic	$(0.19)	$0.35	$(1.93)	$0.59

Diluted	$(0.19)	$0.34	$(1.93)	$0.45

Weighted average shares used to compute net income (loss) per share attributable to common stockholders:

Basic	1,894,165	2,978,515	1,865,294	2,303,443

Diluted	1,894,165	23,049,556	1,865,294	21,974,403

Pro forma net income (loss) per share attributable to common stockholders (3):

Basic	$(0.02)	$0.38	$(0.19)	$0.50

Diluted	$(0.02)	$0.34	$(0.19)	$0.45

Pro forma weighted average shares used to compute net income (loss) per share attributable to common stockholders (3):

Basic	19,289,301	20,373,651	19,260,430	19,698,579

Diluted	19,289,301	23,049,556	19,260,430	21,974,403

Notes: (1) Exclusive of depreciation shown separately. (2) Includes stock-based compensation as follows:
	19,289,301	19,289,301	19,289,301	19,289,301

	Three months ended December 31,		Year ended December 31,
	2010	2011	2010	2011
Research and development	$120	$90	$398	$295
Sales and marketing	62	62	202	203
General and administrative	81	128	268	422

	$263	$280	$868	$920

(3)	Pro forma for the conversion of the preferred shares to common shares

Synacor, Inc.

Condensed Statements of Cash Flows

For the Years Ended December 31, 2010 and 2011

(In thousands)

(Unaudited)

	2010	2011
Cash Flows from Operating Activities
Net income (loss)	$(3,591)	$9,932
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,506	2,667
Stock-based compensation expense	868	920
Loss on disposal of property and equipment	5	11
Benefit from deferred income taxes	—	(6,083)
Change in assets and liabilities:
Accounts receivable, net	(1,881)	(4,682)
Prepaid expenses and other current assets	(484)	(45)
Other long-term assets	(121)	164
Accounts payable	1,081	4,120
Accrued expenses and other current liabilities	444	1,709
Other long-term liabilities	(160)	(35)

Net cash (used in) provided by operating activities	(1,333)	8,678

Cash Flows from Investing Activities:
Purchases of property and equipment	(1,558)	(1,848)

Cash Flows from Financing Activities:
Borrowings on bank financing	588	—
Proceeds from sale/leaseback	—	794
Repayment on bank financing	(250)	(500)
Repayments on capital lease obligations	(2,323)	(1,719)
Proceeds from exercise of common stock options	27	372
Purchase of treasury stock	(201)	—
Initial public offering costs	—	(264)

Net cash used in financing activities	(2,159)	(1,317)

Net Increase (Decrease) in Cash and Cash Equivalents	(5,050)	5,513
Cash and Cash Equivalents at beginning of year	10,462	5,412

Cash and Cash Equivalents at end of year	$5,412	$10,925

Synacor, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands)

(Unaudited)

The following table presents a reconciliation of adjusted EBITDA to net income (loss) for each of the periods indicated:

	Three months ended December 31,		Year ended December 31,
	2010	2011	2010	2011
Reconciliation of Adjusted EBITDA:
Net income (loss)	$(369)	$7,744	$(3,591)	$9,932
Provision (benefit) for income taxes	(7)	(6,070)	11	(6,015)
Interest expense	51	45	240	109
Other (income) expense	(15)	(1)	2	17
Depreciation	622	717	2,506	2,667
Stock-based compensation	263	280	868	920

Adjusted EBITDA	$545	$2,715	$36	$7,630

Synacor, Inc.

Key Business Metrics

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2010	2011	2010	2011
Key Business Metrics:
Unique Visitors (1)	7,288,000	18,726,975	8,235,583	14,619,254
Search Queries (2)	127,029,621	245,100,528	453,687,989	748,576,869
Advertising Impressions (3)	5,063,509,109	8,287,683,124	18,832,969,669	27,749,105,979

Notes:

(1)	Reflects the number of unique visitors to our customers’ websites computed on an average monthly basis during the applicable period, as measured by comScore.
(2)	Reflects the total number of search queries during the applicable period, as reported by Google.
(3)	Reflects the total number of advertising impressions during the applicable period, as reported by DoubleClick and other partners.